AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF FLOOR & DECOR HOLDINGS, INC. FIRST: The name of the corporation is Floor & Decor Holdings, Inc. (the "Corporation"). SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, County of New Castle, Wilmington, Delaware 19808. The name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company. THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware (the "DGCL") or any applicable successor act thereto, as the same may be amended from time to time. FOURTH: The total number of shares of capital stock the Corporation shall have authority to issue is 460,000,000 shares consisting of(A) 450,000,000 shares of common stock, $0.001 par value per share (the "Common Stock") and (B) 10 ,000,000 shares ofundesignated Preferred Stock, par value $0.001 per share ("Preferred Stock"). Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b )(2) of the DGCL, and no vote of the holders of Common Stock or Preferred Stock voting separately as a class shall be required therefor. A. Common Stock. 1. Ranking. The voting, dividend and liquidation rights of the holders of Common Stock are subject to and qualified by the rights of the holders of Preferred Stock of any series as may be designated by the Board of Directors of the Corporation (the "Board") upon any issuance of the Preferred Stock of any series. 2. Voting. Except as otherwise provided by law or by the resolution or resolutions providing for the issue of any series of Preferred Stock, each holder of outstanding shares of Common Stock shall have the exclusive right to vote for the election and removal of directors and for all other purposes and shall be entitled to one vote for each share of Common Stock standing in his, her or its name on the transfer books of the Corporation in connection with all matters submitted to a vote of stockholders. Notwithstanding any other provision of this Restated Certificate ofincorporation (as amended and/or restated from time to time, including the terms of any Preferred Stock Designation ( as defined below), this "Certificate of Incorporation") to the contrary, the holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or the DGCL. 3. Dividends; Distributions. Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, each share of Common Stock shall be entitled to receive and share equally in all dividends paid out of any funds of the Corporation legally available therefor when, as and if declared by the Board from time to time out of assets or funds of the Corporation legally available therefor. Exhibit 3.1